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                                                            Exhibit (11)(a)

             Computation of Fully Diluted Earnings Per Share (Unaudited)

                                               Quarter Ended      Six Months
                                                  June 30,      Ended June 30,
                                               --------------   --------------
(Amounts in millions except per share date)    1996    1995     1996    1995
- ------------------------------------------------------------------------------
EARNINGS

  Net earnings                                 $  34   $  27     $  60   $   9
                                               =====   =====     =====   =====
- ------------------------------------------------------------------------------
SHARES
  Weighted-average number of common shares
    outstanding                                 61.4    63.3      61.4    63.3
  Additional shares assuming conversion
    of stock options                              .5      .3        .5      .3
                                               -----   -----     -----   -----
  Fully diluted shares                          61.9    63.6      61.9    63.6
                                               =====   =====     =====   =====
- ------------------------------------------------------------------------------
FULLY DILUTED EARNINGS PER SHARE

  Net earnings                                 $ .55   $ .43     $ .97   $ .14
                                               =====   =====     =====   =====

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